EXHIBIT 5.1

OPINION OF QUARLES & BRADY STREICH LANG LLP

Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004-2391
Phone: (602) 229-5200
Fax: (602) 229-5690
www.quarles.com

                                                                                                    June 3, 2004

OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281

Ladies and Gentlemen:

     We have acted as counsel for OrthoLogic Corp., a Delaware corporation (the “Company”), in connection with the purchase of assets (the “Asset Purchase”) contemplated by that certain Asset Purchase Agreement and Plan of Reorganization, dated April 28, 2004, by and between the Company and Chrysalis Biotechnology, Inc., a Delaware corporation. This opinion is being provided in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, which covers the shares of the Company’s common stock, par value $.0005 per share (the “Common Stock”), to be issued in connection with the Asset Purchase, all in the manner set forth in the Registration Statement and in the Consent Solicitation/Prospectus constituting a part thereof (the “Consent Solicitation/Prospectus”).

     In rendering this opinion, we have examined: (i) the Registration Statement, including the Consent Solicitation/Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws; (iii) the resolutions adopted by the Board of Directors of the Company on April 27, 2004; and (iv) such other documents and records and matters of law as we have deemed necessary in order to render this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company which are being issued in connection with the Asset Purchase by the Company pursuant to the terms and conditions in the Asset Purchase Agreement and Plan of Reorganization, the Registration Statement and Consent Solicitation/Prospectus, when issued in the manner and for the consideration contemplated by the Registration Statement and Consent Solicitation/Prospectus, will be legally issued, fully paid and non-assessable by the Company.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Consent Solicitation/Prospectus.

Very truly yours,

/s/ Quarles & Brady Streich Lang LLP

QUARLES & BRADY STREICH LANG LLP